UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 14, 2010 (December 31, 2009)

QUANTUM SOLAR POWER CORP.
(Exact name of registrant as specified in its charter)

NEVADA	000-52686
(State or other jurisdiction of incorporation)	(Commission File No.)

3900 Paseo Del Sol
Santa Fe, New Mexico 87507
(Address of principal executive offices and Zip Code)

505-216-0725
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITE AGREEMENT

On December 16, 2009, we entered into an agreement with Canadian Integrated Optics (IOM) Limited, an Isle of Man corporation, as amended, wherein we agreed to purchase all of their solar cell technology in consideration of 71,500,000 restricted shares of common stock.  As part the transaction, Desmond Ross will return 47,000,000 shares of our common stock that he owns to treasury.

On December 31, 2009, we completed the foregoing agreement.

ITEM 3.02	UNREGISTERED SALE OF EQUITY SECURITIES

On December 31, 2009, we issued 71,500,000 restricted shares of common stock Canadian Integrated Optics (IOM) Limited, an Isle of Man corporation in consideration of transfer of certain solar cell technology.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended in that the transaction took place outside the United States of America and the purchaser was a non-US person.

ITEM 5.01	CHANGES IN CONTROL OF THE REGISTRANT

      On December 31, 2009, as a result of Desmond Ross resigning as an officer and director an returning 47,000,000 shares of his common stock to us for cancellation (See Item 1.02 above) and 71,500,000 restricted shares of common stock being issued to Canadian Integrated Optics (IOM) Limited, an Isle of Man corporation a change in control resulted.

The following table sets forth, the total number of shares of common stock owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares immediately after the foregoing transaction. The stockholders listed below have direct ownership of his/her shares and possess sole voting and dispositive power with respect to the shares.

	Name	Amount and Nature
Title of Class	of	of Direct Beneficial	Percent of
	Beneficial Owner	Ownership	Class

Common Stock	Daryl Ehrmantraut - CEO and a Director	0	0.00%

Common Stock	Graham Hughes – CFO and a Director	0	0.00%
All officers and directors as a group (2 persons)
Common Stock	Canadian Integrated Optics (IOM) Limited	71,500,000	50.43%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this  13th day of January 2010.

QUANTUM SOLAR POWER CORP.

BY:	DARYL EHRMANTRAUT
Daryl Ehrmantraut , President